CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered by and between Cimpress Deutschland GmbH incorporated and registered in Germany with company number HRB 115906 B whose registered office is at Salzufer 6, 10587 Berlin ("Company'') and Florian Baumgartner domiciled in Germany ("Employee"), and dated as of the last signature of the Parties below.

1.Title; Duties. Employee shall initially serve Company as Executive Vice President and President, International, of Vistaprint, a business unit of Cimpress N.V., reporting to Vistaprint's Chief Executive Officer. This role shall consist of oversight of and responsibility for all of Vistaprint's lines of business (LOBs) other than those in North America, including Germany, France, UK, "rest of Europe", Australia-New Zealand, Japan and India. The leaders of those LOBs shall report to Employee and, in turn, be responsible for strategy, structure, budgets, people, financial outcomes and customer satisfaction of their respective LOBs.

Company reserves the right to assign, temporarily or permanently, different tasks and functions of an equal nature to Employee which are compatible with Employee's qualifications and experience.

2.Salary and Bonus.

2.1Base salary. Employee's initial base salary shall be EUR 500.000 gross per annum, which will be paid in monthly amounts of EUR 41.666.67. Employee's salary shall accrue from day to day and be payable in arrears in accordance with established monthly payroll practices.
2.2Annual Bonus. Employee is initially eligible to participate in an annual bonus plan in the target amount of EUR 100.000 gross per annum, as further detailed in and subject to the terms and conditions set forth in Exhibit 1 to this Agreement.
2.3Sign-on bonus. Employee is eligible to a sign on bonus in the amount of EUR 135,000 gross. Company shall pay such sign on bonus in two equal instalments, with the first instalment payable as part of Company's first regular payroll run following the Commencement Date and the second instalment payable, subject to Employee's continuing employment with Company in good standing, as part of Company's first regular payroll run following Employee's completion of four (4) full months of employment.

2.4Cash Retention Bonus. Subject to vesting that is based on Employee's continuing employment with Company in good standing, Employee is eligible to earn and be paid a cash retention bonus which totals USD $800,000 gross over a four-year period. Vesting shall occur in 25% (i.e, USD $200,000) instalments on each of the first four anniversaries of Employee's Commencement Date, as defined in Section 7.1 below. If a cash retention bonus instalment becomes earned and payable, Company will pay the cash retention bonus instalment to Employee, less all applicable taxes and withholdings, as part of the next feasible payroll cycle following the respective instalment vesting date. If Employee's employment with Company ceases for any reason before an instalment vesting date, Employee will not have earned all or any portion of the instalment amount associated with such vesting date and Employee will not be entitled to any pro-rated or otherwise partial payment of the instalment that would have become earned and payable had Employee's employment continued in good standing through such instalment vesting date.

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

2.5PSUs. Employee will be eligible to participate in the Cimpress N.V.'s 2016 Performance Equity Plan, as amended (the "Plan") of performance share units ("PSUs") having a value of USD $1,200,000. Each PSU represents a right to receive between 0 and 2,5 Cimpress N.V. ordinary shares upon the satisfaction of both service-based vesting over four years and performance conditions relating to the compound annual growth rate ("CAGR”) of the three-year moving average (“3YMA”) of the daily closing share price of Cimpress N.V.'s ordinary shares. Performance conditions shall be measured each year between the fourth and eighth year until the first year in which the performance condition is achieved. The minimum 3YMA CAGR shall be 9% for measurement dates from the fourth to seventh year and shall be 7% for the eighth year.
While this paragraph is a general description of such PSU award, the PSU award will at all times be subject to all terms, vesting schedules, performance conditions, limitations, restrictions, and termination provisions set forth in the Plan and in the separate PSU agreement that Executive will sign or accept electronically to evidence the award of such PSUs.
2.6Future LTI. Employee will be eligible to receive annual long-term incentive (“LTI”) awards commencing with vesting that starts on Vistaprint's 2021 fiscal year (which for avoidance of doubt starts on 1 July 2020). The LTI vehicle or vehicles underlying such awards will be determined by the Board of Directors or responsible officers of Cimpress N.V., and may include (i) PSUs, (ii) a newly-designed Cimpress-wide LTI compensation program and/or a newly-designed Vistaprint specific LTI compensation program that has economic incentive (upside & downside) characteristics that are broadly similar to PSUs, or(iii) a combination of the two.
Company currently anticipates that such annual LTI awards to Employee will have an annual value of approximately USD $1.4 million, but the decision to grant such awards to Employee and the amount of any such awards will be determined by Cimpress N.V. in its sole discretion, based on factors including Employee's performance, Employee's employment status, and future changes in Cimpress N.V.'s LTI compensation philosophy, practices and programs, among others.
2.7Company shall pay all compensation owed to Employee under this Agreement subject to all applicable taxes and withholdings.
2.8Employee agrees to receive all his payslips in a non-alterable electronic format via either his personal vistaprint.com email address or his personal email address and the internet connection of his choice. Employee shall notify this personal email address to the HR contact within 5 days as from the start date of employment. Employee shall also be obliged to maintain an account with a German bank/savings bank and to notify Company of the account data in question.
2.9Company may deduct from the salary, or any other sums owed to Employee, any money owed to Company and/or any Group Company by Employee In compliance with the regulations regarding the exemption from attachment of earned income pursuant to Sections 850 seq. Code of Civil Procedure Act. For purposes of this Agreement, a "Group Company" is any entity that is now or hereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Company (where, for these purposes, "control" and its correlates mean the possession, directly or indirectly, of the power

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise).

3.Holidays.
3.1Employee is entitled to the statutory minimum leave of 20 working days per calendar year on the basis of a five-day working week. Company also grants Employee a holiday entitlement of five additional working days per calendar year on the basis of a five-day working week ("Additional Holiday"). Company's annual leave year runs between 1 January and 31 December.
3.2Employee shall obtain his supervisor's prior approval before taking holiday days and Company's business interests shall be taking into due account.
3.3If the employment relationship starts or terminates during the calendar year, the Additional Holiday is only granted on a pro-rata basis for each full month of employment. Compensation upon termination of this Agreement is excluded for the Additional Holiday.
3.4The Additional Holiday must be taken during the current calendar year. Transfer to the next calendar year is only permitted if urgent operational reasons or reasons specific to the individual justify this. With effect of March 31 of the following year (transfer period), the Additional Holiday forfeits without compensation.
3.5The first purpose of granting vacation leave during a calendar year is to satisfy the statutory minimum vacation entitlement.

4.Time Commitment.· Employee's normal working hours shall be 40 hours per week on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties or if requested by Company up to the maximum daily/weekly hours permitted under the mandatory statutory laws on working hours. The remuneration set out in Section 2 shall settle the entire work including any overtime work pursuant to this Section 4.

5.Place of Work. Employee's normal place of work is Munich. Company shall be responsible for and bear all costs and expenses relating to procuring and maintaining office space and related furnishings and equipment for Employee's use in Munich during the term of this Agreement. Company also reserves the right to transfer Employee to another place of work within the Federal Republic·of Germany temporarily or permanently.

6.Business Travel.
6.1During this Agreement, Employee shall be required to frequently go on business travel within the Federal Republic of Germany and abroad. The number, the duration in question and the destination of the business trips shall be based on Company's requirements.
6.2Notwithstanding the provision set out in Section 5, the operational circumstances can also necessitate a temporary activity lasting up to 4 weeks with a branch at another location or with another company or with a customer or supplier, as the case may be, which can be reasonably expected of Employee.
6.3Employee's business travel shall be conducted according to the travel and expense guidelines of Company as amended from time to time by Company; provided, however, notwithstanding such guidelines, Employee shall be permitted to book airline travel at business class fares for flights of 6 hours or more in duration.

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

6.4The claim to reimbursement of travel expenses shall expire if it is not presented to Company in writing or electronically and reimbursement is not applied for within three months of the end of the business trip.

7.Term of Employment

7.1Commencement Date. This Agreement shall commence on 1 November 2019 (the "Commencement Date"); provided, however, if Employee is able to start employment with Company at an earlier date and Employee and Company mutually agree on an early start date in writing. then such earlier start date shall constitute the "Commencement Date" hereunder.
7.2Probationary Period. This Agreement is subject to a probationary period of six months during which either Party can terminate this Agreement upon giving to the other two weeks' notice in writing. If Company terminates Employee's employment by letter of notice to Employee issued during the probation period, Company shall pay Employee a one-time severance payment in a gross amount equal to EUR 300.000 gross; provided, however, that Company shall not be obligated to make such severance payment if Company terminates Employee's employment during the probationary period on grounds that constitute Cause as defined in Exhibit 2 to this Agreement.
7.3Notice. After the probationary period, the employment relationship may be terminated by written notice by either party, subject to a notice period of three (3) months to the end of the calendar month. Any statutory or other prolongation of the notice period which applies for Company shall also apply if Employee gives notice of termination, The employment relationship shall automatically terminate without a notice being required by the end of the month in which the Employee reaches the age limit of the statutory pension insurance. The right to terminate this Agreement for cause and without notice remains unaffected for both parties.
7.4Neither Company nor Employee shall be entitled to terminate the employment relationship prior to Commencement Date.
7.5No employment with a previous employer counts towards Employee's period of continuous employment with Company.

8.Duties

8.1As condition precedent to the effectiveness of this Agreement, Employee agrees with and has signed and dated the provisions set forth in all Exhibits as well as the Non-Competition and Non Solicitation Agreement and the Invention and Non-Disclosure Agreement attached hereto.
8.2Unless prevented by incapacity, Employee shall devote the whole of his work time, attention and abilities to the business of Company and Group Company.
8.3Employee shall strictly comply with and adhere to all regular and applicable rules of the Company and Group Company, including but not limited to the global compliance policies such as the Business Code of Conduct, Gifts, entertainment and anti-bribery, Harassment and Insider Trading policies as well as the Acceptable Use Policy regarding the use of Company's network, software, e-mail and internet. These policies shall be applicable during the term of this Agreement as well as after termination to the extent that said policies have post-contractual effect.

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

8.4Any changes in personal data (for instance, name, marital status, address, tax class, tax allowances) are to be notified to Company without delay.

9.Incapacity. Subject to Employee's compliance with the relevant requirements, Employee shall receive statutory sick pay due in accordance with applicable legislation under the German Continuation of Remuneration Act (Entgeltfortzahlungsgesetz).

10.Garden Leave. Following service of notice to terminate this Agreement by either Party, or if Employee purports to terminate the Agreement in breach of contract, Company may by written notice, in case of existence of interest warranting protection, to place Employee on garden leave with pay and continuous benefits, for the whole or part of the remainder of the Agreement. Company may exclude Employee from any premises of Company or any Group Company and Company may require Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of Company or any Group Company, excluding contacts which are of private nature. Employee's duty not to compete pursuant to section 60 of the German Commercial Code remains unaffected during garden leave.

11.Obligations on termination.

11.1On termination of this Agreement for any reason Employee shall:

(a)immediately deliver to Company all books, materials, files, documents, records, correspondence, papers and information, and copies thereof, on whatever media and wherever located, relating to the business or affairs of Company and any Group Company or its business contacts, any keys, credit card, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.) and any other property of Company and any Group Company including any car provided to the Employee (if any), which is in his possession or under his control;
(b)immediately deliver to Company all Vistaprint building badges and any similar identification, and any other Vistaprint-owned or Vistaprint-leased property in his possession or control leaving intact all electronic Vistaprint documents, records and files, including but not limited to those that he developed or helped to develop during his employment with Vistaprint;
(c)have cancelled all accounts for his benefit, if any, in Vistaprint's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts;
(d)have transferred to Vistaprint all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that he opened and/or maintained in his own name, but on behalf of or for the benefit of Vistaprint, during the course of his employment and not to access or do anything that may directly or indirectly inhibit or prevent Vistaprint from accessing any and all of these accounts, social media accounts, subscriptions and/or registrations;
(e)after complying with (b) above (if applicable) irretrievably delete any information relating to the business of Vistaprint stored on any personal magnetic or optical disk or personal memory or device and all matter derived from such sources which is in his possession or under his control; and

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

(f)provide a signed statement that he has complied fully with his obligations under this Section 11 together with such reasonable evidence of compliance as Company may request.
11.2In the event that any transfers referred to in Section 11.1(f) above have not been fully effected as of the last day of his employment with Company, Employee shall execute, after termination date, such instruments and other documents and take such other steps as Company may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.

12.Disciplinary and grievance procedures. Company may suspend Employee with pay from any or all of his duties during any period in which Company is investigating any disciplinary matter involving Employee or while any disciplinary procedure against Employee is outstanding. During any period of suspension, Company may require Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of Company or any Group Company, excluding contacts which are of private nature. Employee's duty not to compete pursuant to section 60 of the German Commercial Code remains unaffected during periods of suspension.

13.Side activities. During the employment relationship all other activities for remuneration as well as activities that normally entitle Employee to remuneration, including any part-time work or self employed work, are prohibited unless permitted below or Company otherwise has explicitly given its prior consent by declaration in textual form. Company will grant such consent if its business interests are not affected by the other activities of Employee. Company may grant such consent upon conditions or for a fixed term as well as revocable including the possible reasons for revocation. Employee shall apply for such consent by declaration in textual form and provide all necessary data regarding the activities, in particular nature, place and duration, in due time before the beginning of the other activities. Employee is expressly permitted to continue his existing activities as general manager of an investment GmbH provided that such activities do not impair Employee's ability to satisfy his time commitment obligations set forth in Section 4 above.

14.Forfeiture. Claims of Employee and of Company stemming from the employment relationship and claims connected with the employment relationship shall forfeit if they are not claimed in textual form against the other contractual party within three months after their due date. This shall not apply to those claims for liability for intentional or grossly negligent behaviour and in case of a culpable damage to life, body or health, as well as for claims which must not be waived by contractual agreement, such as claims for payment of the statutory minimum wage.

15.Entire agreement

15.1This Agreement and any document referred to in Section 8.1 constitutes the whole agreement between the parties and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them. Each party acknowledges that in entering into this Agreement it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to Employee's employment under this Agreement which is not expressly set out in this

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

Agreement or any documents referred to in it. The schedule to this Agreement form part of (and are incorporated into) this Agreement.

16.Miscellaneous

16.1Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.
16.2Third party rights. No person other than a party to this Agreement may enforce any of its terms.

16.3Governing law and jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the Federal Republic of Germany The parties irrevocably agree that the courts of Federal Republic of Germany shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
16.4Written Form. Amendments or additions to this contract of employment require the written form to be valid unless they are based on an individual agreement between the parties. This also applies to the abolition of the written form requirement. This means that claims on the basis of existing company practice cannot arise.
16.5Salvatory Clause. Should individual provisions of this employment contract be or become invalid or impracticable in whole or in part, this shall not affect the validity of the remaining provisions. In lieu of the ineffective provision, a provision will apply that, in permissible manner, comes closest to the original intention. The same applies to regulatory gaps.

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

This Agreement has been entered into on the last date stated below.

Signed by Sean Quinn	/s/Sean Quinn
for and on behalf of Cimpress Deutschland GmbH	Director/Authorized Signatory

Date: 8 July 2019

Signed by Florian Baumgartner	/s/Florian Baumgartner

Date: 10 July 2019

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

EXHIBIT 1
ANNUAL BONUS

Employee is initially eligible to participate in an annual bonus plan in the target amount of EUR 100.000 gross per annum. Except as set forth below, the actual bonus payout amount (as a percentage of the target amount) will determined based on achievement against performance metrics established for the given fiscal year in advance by Cimpress N.V. and/or Vistaprint's Chief Executive Officer, and any bonus pay-out due to Employee shall be paid through Company's regular payroll within a reasonable time following the close of Vistaprint's fiscal year.
•For Vistaprint's 2020 fiscal year (which ends 30 June 2020), (i) the bonus target amount will be prorated based on Employee's start date; (ii) the bonus payout amount will be fixed at 100% of the target amount; and (iii) payout will be made through Company's regular payroll runs and paid in equal monthly instalments over the course of Vistaprint's 2020 fiscal year.
•For Vlstaprint's 2021 fiscal year (which ends 30 June 2021), the payout amount will be determined based on achievement against full-fiscal-year performance metrics and may exceed 100% of the target amount, provided, however, that in no event shall such payout amount be fixed at a level less than 50% of the target amount.
The applicable bonus' terms, conditions and parameters are determined and re-assessed by Company on an annual basis, using equitable discretion within the meaning of section 315 of the German Civil Code (Bürgerliches Gesetzbuch), and all bonus payments are granted by Company at its sole discretion.
The decision as to whether Company will proceed beyond Vistaprint's 2021fiscal year with the annual bonus plan as set out in this Exhibit 1 or a comparable bonus plan shall be made on a voluntary basis. There is no future legal entitlement to a participation in the annual bonus plan and to receive corresponding bonus payments even if Company repeatedly pays the bonus unconditionally. Respectively, Company also reserves the right to decide each year anew whether or not and to what extent Employee shall be enabled to participate in the annual bonus program.
•Subject to the immediately preceding paragraph, details of performance metrics and achievement curves beyond Vistaprint's 2021 fiscal year will be established in the future, and annual bonus plans will typically have a range from 0% to 200%, based on full-fiscal year performance.
Except for the bonus target amounts guaranteed in Vistaprint's 2020 and 2021 fiscal years as set forth above, Company shall have the right to withdraw the promise regarding the participation in the annual bonus plan for the future entirely or partially (Widerrufsvorbehalt), if objective business or individual reasons for such a withdrawal exist, in particular such as a negative development of the business of Company, including, but not limited to a decline in turnover and/or profits, investment requirements and failure to meet business targets or a bad performance and wrongful behavior of Employee, and if such withdrawal is just and reasonable considering the Employee's interests and reasons if the total remuneration of the employee is reduced by less than 25%.
In the event of a termination of the Employment Agreement in the course of a fiscal year, Employee shall be entitled to payment on a pro-rated base.

CIMPRESS DEUTSCHLAND GMBH EMPLOYMENT AGREEMENT

EXHIBIT 2
DEFINITION OF "CAUSE"
For purposes of this Agreement, "Cause" means "means Employee's (i) wilful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct or gross negligence related to his her employment with Company, (iii) commission of any crime involving harassment, moral turpitude, fraud, misappropriation or embezzlement, (iv) breach of this Agreement or any confidentiality or restrictive covenant agreement with Company, (v) failure to comply with any material provision of any written policy or rule of Company, as may be in effect from time to time, or (vi) engagement in any act or failure to act that is so serious in its nature or extent that it would justify immediate dismissal under applicable law.